Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick J. McEnany, Catalyst Pharmaceutical	Melody Carey, Rx Communications Group
Chief Executive Officer	Co-President
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

Catalyst Pharmaceutical Partners, Inc.

Granted Orphan-Drug Designation for CPP-115 for the Treatment of Infantile Spasms

CORAL GABLES, FL, September 21, 2010 — Catalyst Pharmaceutical Partners, Inc. (NasdaqCM: CPRX) today announced that its investigational drug, CPP-115, a novel GABA aminotransferase inhibitor, has been granted orphan-drug designation for the treatment of infantile spasms (West Syndrome) by the U.S. Food and Drug Administration (FDA).

“Orphan-drug designation for the treatment of infantile spasms is an important milestone in the development of CPP-115,” said Patrick McEnany, Catalyst's Chief Executive Officer. “Currently, there are limited choices available for treating this serious pediatric disease, all of which have significant side effects. We hope to offer providers and their patients a more effective and safer therapy than is currently available.”

Catalyst is currently conducting a number of non-clinical safety and efficacy studies with CPP-115 to support various indications and expects to file an IND with respect to CPP-115 in the first half of 2011.

About Infantile Spasms

An infantile spasm (IS) is a specific type of seizure seen in an epilepsy syndrome of infancy and childhood known as West Syndrome. The onset of infantile spasms is usually in the first year of life, typically between 4-8 months. Spasms often occur in clusters of up to 100 at a time. Infants may have dozens of clusters and several hundred spasms per day. Infantile spasms usually stop by age five, but may be replaced by other seizure types. Many underlying disorders, such as birth injury, metabolic disorders, and genetic disorders can give rise to spasms, making it important to identify the underlying cause. In some children, no cause can be found. Mental retardation occurs in 70–90% of persons with infantile spasms, usually involving severe to profound retardation. Early control of seizures can sometimes reduce developmental delays and levels of mental retardation. As many as 5% of infants with this condition eventually die from complications caused by the seizures.

About Orphan-Drug Designation

Orphan-drug designation is granted by the FDA Office of Orphan Drug Products to novel drugs or biologics that treat a rare disease or condition affecting fewer than 200,000 patients in the U.S. The designation provides the drug developer with a seven-year period of U.S. marketing exclusivity if the drug is the first of its type approved for the specified indication or if it demonstrates superior safety, efficacy, or a major contribution to patient care versus another drug of its type previously granted the designation for the same indication, as well as with tax credits for clinical research costs, the ability to apply for annual grant funding, clinical research trial design assistance and waiver of Prescription Drug User Fee Act (PDUFA) filing fees.

About CPP-115

CPP-115 is a novel GABA aminotransferase inhibitor and an analogue of vigabatrin. Catalyst believes that CPP-115 is more potent than vigabatrin and potentially has less side effects (e.g., visual field defects or VFDs) from those associated with vigabatrin.

CPP-115 is the lead compound to be developed by Catalyst under its license agreement with Northwestern University. Dr. Richard B. Silverman, the John Evans Professor of Chemistry at Northwestern University, led the team of scientists that invented CPP-115. Dr. Silverman holds 41 patents and is the inventor of pregabalin (Lyrica®).

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a development-stage biopharmaceutical company focused on the development and commercialization of prescription drugs targeting addictions and diseases of the central nervous system, such as epilepsy and neuropathic pain. Catalyst has two GABA aminotransferase inhibitors in development CPP-109 (vigabatrin) and CPP-115. Catalyst believes that it controls all current intellectual property for drugs that have a mechanism of action related to GABA aminotransferase inhibition. For more information about the Company, go to www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. A number of factors, including those described in the Company's filings with the U.S. Securities and Exchange Commission ("SEC"), could adversely affect the Company. Copies of the Company's filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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